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                                                                     EXHIBIT 8.1

October 27, 1999

United Pan-Europe Communications
Fred. Roeskestraat 123
P.O. Box 74763
1076 EE Amsterdam
The Netherlands

     Re:  10 7/8% Series B Senior Subordinated Notes Due 2009 and
          12 1/2% Series B Senior Discount Subordinated Notes Due 2009, Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as United States tax counsel to United Pan-Europe Communications N.V., a Netherlands company (the "Company"), in connection with the filing by the Company under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, (i) up to $800,000,000 and 300,000,000 euro aggregate principal amount at maturity of the Company's outstanding 10 7/8% Senior Notes due 2009 (the "Outstanding Senior Notes") are exchangeable for up to a like principal amount of the Company's 10 7/8% Series B Senior Notes due 2009 (the "Exchange Senior Notes"), and (ii) up to $735,000,000 aggregate principal amount at maturity of the Company's outstanding 12 1/2% Senior Discount Notes due 2009 (the "Outstanding Discount Notes") are exchangeable for up to a like principal amount of the Company's 12 1/2% Series B Senior Discount Notes due 2009 (the "Exchange Discount Notes," and collectively with the Outstanding Senior Notes, Exchange Senior Notes, and Outstanding Discount Notes, the "Notes," and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to indentures dated as of July 30, 1999 between the Company and Citibank N.A. (the "Indentures").

We have prepared the discussion included in the Registration Statement under the caption "Certain U.S. Federal Income Tax Consequences." The discussion under that caption is our opinion of the material United States federal income tax
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United Pan - Europe Communications N. V.
October 27, 1999
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consequences expected to result to the holders, subject to the conditions, limitations, and assumptions described therein.

The discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described therein will have on, any particular holder, and it does not address foreign, state, or local tax consequences. The discussion does not cover the tax consequences that might be applicable to holders that are subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the notes as part of a straddle, hedge or synthetic security transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities that elect to mark to market, certain expatriates, and non-U.S. holders). The discussion does not address the United States federal income tax consequences that may result from a modification of the Notes.

Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, which changes could be applied retroactively. Our opinion also is based on the facts and agreements contained in (i) the Registration Statement, (ii) the Indentures, and
(iii) the Note Registration Rights Agreement, dated July 30, 1999, among the Company and the Initial Purchasers (collectively, the "Note Documents"). We understand that the Note Documents set forth the complete agreement among the parties with respect to the Notes. We also have relied on certain representations from you with respect to factual matters, which representations we have not independently verified.

Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes (as included in the Note Documents, and the representations made by you) are inaccurate, incomplete, or change, (iii) if the conduct of the parties is materially inconsistent with the facts reflected in the Note Documents or the representations or (iv) any of the assumptions we have made herein are not correct.
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United Pan - Europe Communications N. V.
October 27, 1999
Page 3


Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to the opinion.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,